Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171266

PROSPECTUS SUPPLEMENT
To Prospectus dated January 6, 2011

1,175,512 Shares of Common Stock

Response Genetics, Inc.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering an aggregate of 1,175,512 shares of our common stock to certain institutional investors pursuant to common stock purchase agreements, each dated as of May 4, 2011, at a price of $1.99 per share of common stock . The aggregate purchase price for the shares of common stock is $2,339,268. We will receive net proceeds from the sale of these shares of approximately $2,219,268 after deducting our estimated offering expenses.

Our common stock is listed on The NASDAQ Capital Market under the symbol “RGDX.”  The last reported sale price of our common stock on The NASDAQ Capital Market on May 4, 2011 was $2.146 per share.

Investing in our common stock involves a high degree of risk.  See the Section entitled “Risk Factors” beginning on page S-5 for a discussion of matters that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

We currently anticipate that the closing of the offering will take place on or about May 6, 2011. On the closing date, we will issue the shares of common stock to each of the investors and receive funds in the amount of the aggregate purchase price.

The date of this prospectus supplement is May 4, 2011.

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus Supplement Summary	S−1
Cautionary Statement Regarding Forward−Looking Statements	S−4
Risk Factors	S−5
Use of Proceeds	S−6
Dilution	S−6
Determination of Offering Price	S−7
Plan of Distribution	S−7
Legal Matters	S−7
Experts	S−7
Where You Can Find More Information	S−7
Incorporation of Certain Information by Reference	S−7

Prospectus

About This Prospectus	i
Cautionary Statement Regarding Forward-Looking Statements	1
Summary	2
Risk Factors	4
Use Of Proceeds	21
Description of Securities to be Registered	22
Plan of Distribution	23
Legal Matters	25
Experts	25
Where You Can Find More Information	25
Incorporation by Reference	26

(i)

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, and the doc uments incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise specified or required by context, references in this prospectus supplement to “we,” “us,” “our” and “RGI” refer to Response Genetics, Inc.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus. If you invest in our common stock k, you are assuming a high degree of risk. See “Risk Factors” in this prospectus supplement beginning on page S−5,, the accompanyin g prospectus and in the documents incorporated by reference into this prospectus supplement.

Company Overview

Response Genetics, Inc. was formed as a Delaware corporation in September 1999.  We are a life sciences company engaged in the research and development of innovative clinical diagnostic tests for cancer based on our proprietary technologies. Our mission is to provide personalized genetic information that will help guide physicians and patients in choosing the treatment from which a given patient is most likely to benefit.   We currently generate revenues primarily from sales of our ResponseDX diagnostic tests, which we launched in 2008 and by providing pharmacogenomic testing services to the pharmaceutical industry.

Our patented technologies enable us to reliably and consistently extract the nucleic acids RNA and DNA from tumor specimens that are stored as formalin-fixed and paraffin-embedded, or FFPE, specimens and thereby to analyze genetic information contained in these tissues. This is significant because the majority of patients diagnosed with cancer have a tumor biopsy sample stored in paraffin, while only a small percentage of patients’ tumor specimens are frozen. Our technologies also enable us to use the FFPE patient biopsies for the development of diagnostic tests. To our knowledge, we are the first company to generate clinically relevant information regarding the risks of recurrence of cancer or chemotherapy response using approximately 30,000 genes available from microarray profiling of FFPE specimens.

Clinical studies have shown that not all cancer chemotherapy works effectively in every patient, and that a number of patients receive therapy that has no benefit to them and may potentially even be harmful.  Our goal is to provide physicians and cancer patients with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues.

Our Corporate Information

We were incorporated in Delaware in September 1999 as Bio Type, Inc. In August 2000, we changed our name to Response Genetics, Inc. Our principal executive offices are located at 1640 Marengo St., 6th Floor, Los Angeles, CA 90033, and our telephone number is (323) 224-3900.

THE OFFERING

Common Stock

Common Stock Offered By Us	1,175,512 shares

Common Stock To Be Outstanding Immediately After This Offering	19,537,232 shares

NASDAQ Capital Market Listing	Our common stock is listed on The NASDAQ Capital Market under the symbol “RGDX”.

The number of shares of common stock to be outstanding immediately after this offering as reflected above is based on the actual number of shares outstanding as of April 29, 2011, which was 18,361,720, and does not include, as of that date shares of our common stock issuable upon the exercise of outstanding options.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus supplement or the accompanying prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended, or the (the “Exchange Act”) that involve inherent risks and uncertainties. These statements include in general forward-looking statements both with respect to us and the insurance industry.  Statements that are not historical facts, including statements that use terms such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “seeks” and “will” and that relate to our pl ans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. We undertake no obligation to release publicly the results of any future revisions we make to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In addition to the factors described in “Risk Factors,” we believe that these factors include, but are not limited to the following:

•	our research and development activities, including the expected timing, progress or success of our research and development;

•	the advantages of our proprietary technology used in our pharmacogenomic testing services business and product candidates as compared to others and the expected benefits of our product candidates;

•	our ability to obtain U.S. and/or foreign regulatory approval for any of our product candidates and the timing, costs and other limitations involved in obtaining such approvals;

•	our ability to enter into and maintain any collaborations and client agreements with respect to our technologies or our product candidates and the terms of these agreements;

•	our ability to market, commercialize and achieve market acceptance for any of our product candidates that we are developing or may develop in the future;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our cash needs;

•	our estimates for market sizes and anticipated uses of our product candidates;

•	our estimates for future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, and in the accompanying prospectus and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the following risks occur, the value of our common stock could decline.  These risks are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to This Offering

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have an adverse effect on our business or the development of our product candidates and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the stock you purchase.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our stock, you will suffer substantial dilution in the net tangible book value of the stock you purchase in this offering. Based on the public offering price of $1.99 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.64 per share in the net tangible book value of the common stock.  See the section entitled “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase stock in this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.   Our board of directors has the authority to establish the designation of additional shares of preferred stock that may be convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares.  Any such additional shares of preferred stock may have rights, preferences and privileges senior to those of outstanding common stock, and the issuance and conversion of any such preferred stock would further dilute the percentage ownership of our stockholders.  We cannot assure you that we will be able to sell shares or other securities in a ny other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

USE OF PROCEEDS

We estimate the net proceeds from the sale of 1,175,512 shares of our common stock that we are offering will be approximately $2,219,268, based on the offering price of $1.99 per share of common stock and after deducting our estimated offering expenses of approximately $120,000.

We will use the proceeds of this offering for payment of the expenses and costs associated with our operations and for other general corporate purposes, including working capital, development of our molecular diagnostics, research and development activities, and capital expenditures.  Pending any specific utilization, the proceeds from the sale of the offered securities may be invested in a manner designed to ensure levels of liquidity which correspond to our current and foreseeable cash needs. Such investments may include, but may not be limited to, short term investments, including government bonds, or other interest bearing investments.  We will retain broad discretion in determining how we will allocate the net proceeds from this offering.

DILUTION

Our unaudited net tangible book value on December 31, 2010 was approximately $4,579,286, or $0.25 per share.  “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of 1,175,512 shares of common stock offered by us in this offering, our as adjusted net tangible book value on December 31, 2010 would have been approximately $6,798,554, or $0.35 per share. The adjustments made to determine as adjusted net tangible book value per share are the following:

•	an increase in total assets to reflect the net proceeds of the offering as described under “Use of Proceeds”; and

•	the addition of 1,175,512 shares of our common stock offered by this prospectus supplement to the number of shares outstanding.

The following table illustrates the as adjusted increase in net tangible book value of $.35 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

Offering price per share of our common stock	$1.99
Net tangible book value per share as of December 31, 2010	$0.25
Increase in net tangible book value per share attributable to the offering	$0.10
As adjusted net tangible book value per share as of December 31, 2010, after giving effect to the offering	$0.35
Dilution in net tangible book value per share to new investors in the offering	$1.64

The above discussion and tables are based on the actual number of shares outstanding as of December 31, 2010, which was 18,357,406, and does not include, as of that date shares of our common stock issuable upon the exercise of outstanding options.

To the extent that outstanding options are exercised, investors purchasing our common stock in this offering will experience further dilution.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.  To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DETERMINATION OF OFFERING PRICE

We established the price for the sale of shares in this offering following negotiations with the investors based on an agreed discount of approximately 7% to the prevailing market price of our common stock.

PLAN OF DISTRIBUTION

We are selling  1,175,512 shares of our common stock under this prospectus supplement and the accompanying prospectus directly to certain institutional investors at a price of $1.99 per share of common stock pursuant to  common stock purchase agreements.  We currently anticipate that the closing of the sale of such shares under these agreements will take place on or about May 6, 2011. On the closing date, we will issue the shares of our common stock to the investors and receive funds in the amount of the aggregate purchase price.

LEGAL MATTERS

Selected legal matters with respect to the validity of the common stock offered by this prospectus supplement will be passed upon for us by our counsel, Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 incorporated by reference in this prospectus supplement  have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S−3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as any other material we file with the SEC, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for more information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including RGI. The SEC’s Internet site can be found at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC will update and supersede this information. The SEC’s Internet site can be found at http://www.sec.gov.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

•	our Annual Report on Form 10−K and Form 10-K/A for the year ended December 31, 2010 filed with the SEC on March 30, 2011 and April 29, 2011, respectively;

•	our Current Reports on Form 8−K (other than information furnished rather than filed) filed with the SEC on February 7, 2011 and March 29, 2011; and

•
the description of our common shares set forth in our registration statement filed under the Exchange Act on Form SB-2 (File No. 333-139534) as filed with the SEC on December 21, 2006, as amended, including any amendment or report for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits) call or write us at the following address: Response Genetics, Inc., 1640 Marengo St., 6 th Floor, Los Angeles, CA 90033, (323) 224-3900.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

$15,000,000

RESPONSE GENETICS, INC.

Common Stock
Warrants

This prospectus relates to shares of common stock and warrants of Response Genetics, Inc. (“RGI”) that may be sold or otherwise disposed of from time to time in one or more offerings.  The aggregate initial offering price of all common stock and warrants sold under this prospectus will not exceed $15,000,000.

Each time we sell shares of our common stock or warrants hereunder, we will attach a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the shares to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in shares of our common stock or warrants.

The shares of our common stock and warrants may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of shares of our common stock, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the Section entitled “About This Prospectus” for more information.

Our common stock is listed on The NASDAQ Capital Market under the symbol “RGDX.”  The last reported sale price of our common stock on The NASDAQ Capital Market on December 16, 2010 was $2.46 per share.  As of December 16, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was $31,875,484.44, which was calculated based on  18,357,406 shares of outstanding common stock held by non-affiliates and on a price per share of $2.46, the last sale price of our common stock on December 16, 2010.   Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 60;million.   We have not offered any of our common stock pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar month period that ends on, and includes, the date of this prospectus.

See the Section entitled “Risk Factors” beginning on page 4 for a discussion of matters that you should consider before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 6, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement we filed with the Securities and Exchange Commission, or the SEC, pursuant to which we may, from time to time, sell shares of our common stock, warrants, or any combination thereof, as described in this prospectus in one or more offerings up to a total dollar amount of $15,000,000.  Furthermore, in no event will we sell securities with a value exceeding more than one-third of our “public float” (the market value of our common stock held by non-affiliates) in any 12-calendar month period.

This prospectus provides certain general information about the shares of our common stock and warrants that we may offer hereunder.  Each time we offer shares of our common stock or warrants hereunder, we will attach a prospectus supplement to this prospectus.  The prospectus supplement will contain the specific information about the terms of the offering.  In each prospectus supplement, we will include the following information: (i) the number of shares of common stock and warrants that we propose to sell; (ii) the public offering price per share of the common stock or per warrant; (iii) the names of any underwriters, agents or dealers through or to which the shares of the common stock and warrants will be sold; (iv) any compensation of those underwriters, agents or dealers; and (v) any other material inf ormation about the offering and sale of the shares of common stock and warrants. The prospectus supplement may update, add or change information in this prospectus.   If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Before purchasing our securities, you should read both this prospectus and any prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation By Reference” below.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer of these securities in any jurisdiction where it is unlawful.  You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.  Our business, financial condition, results of operations and prospects may have subsequently changed.

References in this prospectus to “we,” “us,” “our” or “the Company” mean Response Genetics, Inc. and its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus or the accompanying prospectus supplement contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. These statements include in general forward-looking statements both with respect to us and the insurance industry. Statements that are not historical facts, including statements that use terms such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “seeks” and “will” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. We undertake no obligation to release publicly the results of any future revisions we make to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In addition to the factors described in “Risk Factors,” we believe that these factors include, but are not limited to the following:

•	our research and development activities, including the expected timing, progress or success of our research and development;

•	the advantages of our proprietary technology used in our pharmacogenomic testing services business and product candidates as compared to others and the expected benefits of our product candidates;

•	our ability to obtain U.S. and/or foreign regulatory approval for any of our product candidates and the timing, costs and other limitations involved in obtaining such approvals;

•	our ability to enter into and maintain any collaborations and client agreements with respect to our technologies or our product candidates and the terms of these agreements;

•	our ability to market, commercialize and achieve market acceptance for any of our product candidates that we are developing or may develop in the future;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our cash needs;

•	our estimates for market sizes and anticipated uses of our product candidates;

•	our estimates for future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

SUMMARY

Overview

Response Genetics, Inc. was formed as a Delaware corporation in September 1999.  We are a life sciences company engaged in the research and development of innovative clinical diagnostic tests for cancer based on our proprietary technologies. Our mission is to provide personalized genetic information that will help guide physicians and patients in choosing the treatment from which a given patient is most likely to benefit.  We currently generate revenues primarily from sales of our proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry.  We launched our first diagnostic tests under the brand name ResponseDX™ for non-small cell lung cancer and colon cancer in 2008.

Our patented technologies enable us to reliably and consistently extract the nucleic acids RNA and DNA from tumor specimens that are stored as formalin-fixed and paraffin-embedded, or FFPE, specimens and thereby to analyze genetic information contained in these tissues. This is significant because the majority of patients diagnosed with cancer have a tumor biopsy sample stored in paraffin, while only a small percentage of patients’ tumor specimens are frozen. Our technologies also enable us to use the FFPE patient biopsies for the development of diagnostic tests. To our knowledge, we are the first company to generate clinically relevant information regarding the risks of recurrence of cancer or chemotherapy response using approximately 30,000 genes available from microarray profiling of FFPE specimens.

Clinical studies have shown that not all cancer chemotherapy works effectively in every patient, and that a number of patients receive therapy that has no benefit to them and may potentially even be harmful.  Our goal is to provide physicians and cancer patients with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues.

Response DX™

The outcome of cancer chemotherapy is highly variable due to genetic differences among patients.  Some patients respond well with tumor shrinkage and increase in life span. Other patients do not obtain benefit from the same therapy but may still experience toxic side effects as well as delay in effective treatment and psychological trauma.

At present most chemotherapy regimens are administered without any pre-selection of patients on the basis of their particular genetics. However recent development of very sensitive molecular technologies has enabled researchers to identify and measure genetic and biochemical factors in patients’ tissues that can predict the probability of success or failure of many currently used anti-cancer agents. In order to increase the chances of a better chemotherapy outcome for cancer patients, we are developing genetic tests that will measure predictive factors for tumor response in tumor tissue samples. We offer tests for non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and gastric and gastroesophageal (GE) cancer patients’ tumor tissue specimens through our ResponseDX: Lung, ResponseDX: Colon and ResponseDX: Gastric test s uites.

Since February 2008, our ResponseDX tests are commercially available through our laboratory located in Los Angeles, California, which is certified under the Clinical Laboratory Improvement Amendment of 1988 (CLIA).

Our Technology

All of our tests are based on the polymerase chain reaction (PCR), which is a sensitive, precise and reliable technology that gives numerical values that are not dependent on subjective interpretation by pathologists, as are antibody-based tests. We developed and extensively validated technology to perform quantitative PCR analysis of gene expressions in formalin-fixed paraffin embedded (FFPE) tumor tissues. We have used our technological expertise in many projects for the pharmaceutical industry and for many collaborative scientific studies. The benefit of our capability for patients is that in many cases, no tissue samples other than the pre-treatment diagnostic biopsy will be required for the biomarker analysis.

We developed ResponseDX in part by using our technology to extract genetic information from FFPE tumor specimens. Our technology provides gene expression information for each patient’s tumor tissue specimen. Our mission is to help doctors and patients choose the most effective cancer treatment options the first time-based on a patient’s unique genetic code. We assess NSCLC, CRC and gastric/GE patients’ tumor tissue specimens through our ResponseDX: Lung™, ResponseDX: Colon™ and ResponseDX: Gastric™ test suites. The test result may help doctors and patients decide the best course of treatment for patients.

ResponseDX: Lung™, ResponseDX: Colon™ and ResponseDX:Gastric™

ResponseDX: Lung™ comprises seven tests: ERCC1 expression, RRM1 expression, TS expression, KRAS mutational analysis, EML4-ALK mutational analysis, EGFR amplification and EGFR mutational analysis and ResponseDX: Colon™ comprises five tests: ERCC1 expression, KRAS mutational analysis, TS expression, EGFR amplification, and BRAF mutational analysis. ResponseDX: Gastric comprises three tests: ERCC1 expression, TS expression and HER2 expression. The Response DX test measures the RNA expression of ERCC1, TS, HER2 and RRM1by RT-PCR from a patient's tumor tissue. PCR analysis of DNA from the patient's sample is used to determine EGFR amplification and BRAF, EGFR, EML4-ALK and KRAS mutational status.

Furthermore, we have found that KRAS, BRAF and EGFR mutations can be analyzed in various other tumor types. Therefore, we are also offering these tests in other tumor types. For example, there are a number of pharmaceutical agents in clinical trials targeting BRAF in melanoma. Physicians are ordering our tests to determine whether patients may benefit from a clinical trial of a new agent.

We have developed assays for single genes comprising the ResponseDX panels for use in our CLIA lab. Assay development of these tests was done through rigorous validation procedures which determine the accuracy (sensitivity and specificity) of each test. We believe our tests are among the most reliable that are currently available on the market. Our experience in this area allows us to continue to develop additional tests for these and other ResponseDX panels. In the near term we are developing tests for antthracycline sensitivity in breast cancer. Similarly, in bladder cancer, we are developing a test including ERCC1 and other genes associated with sensitivity to platinum, vinblastin and epirubicin containing regimens.

Our Corporate Information

We were incorporated in Delaware in September 1999 as Bio Type, Inc. In August 2000, we changed our name to Response Genetics, Inc. Our principal executive offices are located at 1640 Marengo St., 6th Floor, Los Angeles, CA 90033, and our telephone number is (323) 224-3900.

Shares Covered Hereby

This prospectus relates to shares of common stock and warrants of RGI that may be offered and sold by us from time to time in one or more offerings up to a total dollar amount of $15,000,000.  Furthermore, in no event will we sell securities with a value exceeding more than one-third of our “public float” (the market value of our common stock held by non-affiliates) in any 12-calendar month period.  As of December 16, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was $31,875,484.44, which was calculated based on 18,357,406 shares of outstanding common stock held by non-affiliates and on a price per share of $2.46, the last sale price of our common stock on December 16, 2010 . For purposes of calculating our public float, we do not consider Lansdowne Partners Limi ted Partnership to be an affiliate.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the following risks occur, the value of our common stock could decline.

Risks Related to Our Business, Our Financial Results and Our Need for Financing

Our operating results have in the past and could in the future fluctuate significantly.

Our operating results are difficult to predict and may fluctuate significantly from period to period, particularly because we currently derive our revenues principally from our pharmacogenomic testing service business and are substantially dependent upon several key clients. Additionally, the timing of when we receive samples for testing from our clients, and our resulting ability to generate revenue is also difficult to predict. Until we can develop and market viable diagnostic products based on our proprietary technologies, we expect to continue to depend principally on our pharmacogenomic testing service business for our revenues. Occasional fluctuations in the use of our testing services by our key clients will have a proportionately larger impact on our revenues and results of operations than for companies with a larger customer base ..  We incurred net losses of $3,581,501 and $9,341,055 during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.  We expect that our research and development, and general and administrative expenses will continue to increase and, as a result, we will need to generate significant revenues to achieve profitability.

Since we are still in the research and development phase for our diagnostic products, it will be difficult for us to forecast demand for these products with any degree of certainty. We cannot make any assurances that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in revenue or earnings from levels expected by our stockholders or by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

We have a short operating history, have incurred operating losses for several years, had an accumulated deficit of $ 42,728,285 as of September 30, 2010 and there is a limited amount of information about us upon which you can evaluate our prospects.

Our operations began in September 1999 and we have a limited operating history upon which you can evaluate our business and prospects. We are an early stage company with a limited operating history. We did not commence selling our specialized diagnostic services until the first quarter of 2008. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a longer history of successfully commercializing specialized diagnostic services. Since our inception and through September 30, 2010, we had an accumulated deficit totaling $42,728,285.

In addition, as an early-stage company, we have limited experience and have not yet fully demonstrated an ability to overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biotechnology area. For example, to execute our business plan, we will need to:

•	continue to develop and maintain successful strategic relationships;

•	manage our spending while costs and expenses increase as we expand our efforts to discover, and develop;

•	continue to commercialize diagnostic products based on our proprietary technologies; and

•	potentially gain regulatory and commercial acceptance of our products.

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If we are unable to accomplish these or other core objectives, we may not be able to generate revenue or profit or raise capital to be able to fund our liquidity needs, or be able to develop product candidates and expand our business.

Our inability to generate sufficient cash from operations or our inability to raise additional capital on acceptable terms in the future may limit our ability to develop and commercialize new product candidates and technologies.

We currently anticipate that our cash and cash equivalents, and revenues generated from our pharmacogenomic testing services business and from ResponseDX will be sufficient to fund our operations for 2011. Our average net quarterly cash burn rate for 2010 was approximately $1.7 million, which includes amounts included in cost of revenues, research and development expenses, and general and administrative expenses. We currently do not have any expected material research expenditures other than in our normal course of business.

In addition we expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercial operations, research and development activities and establish testing facilities and/or offices in certain Asian countries.

For example, in 2010 and in prior years, we have incurred significant costs in connection with the research and development of our technologies and we expect to incur significant costs in the development of diagnostic tests and our pharmacogenomics database. We expect our research and development expense levels to remain high for the foreseeable future as we seek to enhance our current technologies and develop new technologies and product candidates.

Our future funding requirements will depend on many factors, including but not limited to the following:

•	The cost of expanding our laboratory operations both domestically and overseas;

•	The cost of maintaining and expanding our current contractual arrangements with pharmaceutical companies;

•	The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

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The rate of progress and cost of research and development activities associated with the development of diagnostic assays for the prediction of cancer recurrence and prediction of chemotherapy responses in cancer patients;

•	The rate of progress and cost of research and development activities associated with developing a pharmacogenomics database to support our clients' drug development efforts;

•	The costs of meeting any necessary regulatory compliance guidelines, and the imposition of penalties for failure to comply with regulatory guidelines;

•	The need to respond to technological changes and increased competition;

•	The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

•	Sales and marketing efforts to bring these new product candidates to market;

•	Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

•	Lack of demand for and market acceptance of our new product candidates and technologies.

We may have difficulty obtaining additional funding and any potential issuance by us of additional debt or equity securities could negatively impact our common stockholders and cause dilution.

In the past we have relied upon external financing sources.  We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licen sing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities.

Our operating results are and will continue to be, for the foreseeable future, substantially dependent upon a few of our key clients and any deterioration of our relationship with these clients could adversely affect our operating results.

Our operating results are substantially dependent upon a few of our key clients and will continue to be so for the foreseeable future. For instance, in the nine months ended September 30, 2010, two of our clients, GlaxoSmithKline/GlaxoSmithKline Biologicals (“GSK”) and Medicare accounted for approximately 33% and 21% of our revenues, respectively. In the year ended December 31, 2009, two of our clients, Taiho Pharmaceuticals and GSK accounted for approximately 20% and 40% of our revenues, respectively. If our relationship with any of these key clients were to deteriorate or if we are not able to secure new clients if we lose a key client, our business and results of operations could be adversely affected.

Although we believe that we have a good relationship with our current key clients, we cannot assure you that they will not terminate their respective contracts or renew them beyond their current terms or that if they extend the current terms of their respective contracts, they will do so on terms favorable to us. If they do not renew or extend their respective contracts with us, our business and operating results may be adversely affected and this may negatively impact our reputation and our ability to service other clients and replace the lost clients.

We are expanding our current business into new areas which may never lead to revenues or profitability.

Currently, we are primarily a service company. We derive our current revenues principally from our pharmacogenomic testing services business, providing pharmacogenomic information to pharmaceutical clients, and our ResponseDX tests and testing services, using our technology from patient specimens. In the coming years, we will be increasing our efforts on research and development of diagnostic products using our technologies, an area in which we have relatively limited experience. Consequently, this expansion increases the risks associated with the ownership of our common stock. No assurance can be given that our efforts will result in any commercialized product candidates or that revenues or profits will be generated from sales of such product candidates.

Risks Related To Our Intellectual Property

The rights we rely upon to protect our intellectual property underlying our product candidates may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our ability to execute our business plan will depend in part on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets and know-how. In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the intellectual property underlying our services and product candidates. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, although our license agreement with The University of Southern California (“USC”) upon which our principal services and product candidates are based rel ates to an issued U.S. patent, some of the corresponding foreign applications are still pending. These applications, plus our other patent applications, may continue to be pending for several years, and may not result in the issuance of patents. Further, we cannot assure you that applied-for patents will be granted, if at all, in a manner that preserves the scope of the original application. Nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products, particularly in foreign countries where laws may not protect or enforce patent rights as fully as in the United States. For example, issued patents may be circumvented, challenged and declared invalid. In addition, employees, consultants and others who participate in the development of our product candidates may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. Further, we may not be able to effectively protect our intell ectual property rights in the United States or in foreign countries. Moreover, our trade secrets and know-how may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and product candidates without infringing on any of our intellectual property rights or design around our proprietary technologies, any of which could harm our business.

As we expand our business into production of diagnostic tests and build up our microarray database, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncert ain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these lawsuits, there may be public announcements concerning the results of the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause our stock price to decline.

We may not be able to obtain adequate patent protection for new technologies and methods required for achieving our business objectives.

Our patent position involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the genomics technology field are still evolving, including with regard to claims directed to diagnostic methods. Therefore, the degree of exclusivity that future patent protection may provide for our proprietary technologies in this field is uncertain. Likewise, legal standards relating to validity of claims to new methods of using known drugs are still evolving. Hence, the likelihood of patenting potential new therapeutic uses of drug repositioning candidates also is uncertain.

Specific risks and uncertainties that we face in the area of patent exclusivity include:

•	the pending patent applications we have filed, or to which we have licensed rights, may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued on our pending applications may not provide commercially meaningful protection or value;

•	the patents licensed or issued to us may not provide adequate exclusivity for all aspects of our proprietary genomics technology;

•	other companies may challenge patents issued or licensed to us; and

•	we may not be able to obtain adequate patent protection for commercialization of a potential new use of a repositioned (previously FDA approved for a different indication) drug candidate.

Our product candidates could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services and product candidates.

Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, third parties may assert infringement or other intellectual property related claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our product candidates infringe a third party's proprietary rights. Further, we may be prohibited from selling some of our product candidates before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened agains t as could cause our business to be harmed and our stock price to decline.

Our rights to use technologies licensed from third parties are not within our control and we may not be able to sell our product candidates if we lose our existing rights or cannot obtain new rights on reasonable terms.

We license from third parties technology necessary to develop some of our product candidates. For example, we license technology from Roche that we use to analyze genes for possible inclusion in our tests and that we use in our laboratory to conduct our tests. In return for the use of a third party's technology, we have agreed and may agree in the future to pay the licensor royalties based on sales of our product candidates. Royalties are a component of cost of revenue and impact the margin on our revenues. We may need to license other technology to commercialize future product candidates. Our business may suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid, or if we a re unable to enter into necessary licenses on acceptable terms.

We have licensed RGI-1, our method of extracting RNA, from USC. We have worldwide exclusive rights to that technology, but these exclusive rights will terminate upon the expiration of the licensed issued patent relating to the technology or final determination that the technology is not patentable for patent applications that are pending globally. Additionally, our exclusive rights may be terminated upon 60 days notice from USC if we breach the terms of the license agreement and fail to cure the breach, or immediately upon notice from USC if we fail to maintain the insurance coverage required by our license or, under certain circumstances, we have a bankruptcy petition filed by or against us. Under the agreement with USC, we are required to maintain a comprehensive general liability insurance policy in single limit coverage of not less th an $1,000,000 per incident, a $1,000,000 annual aggregate for death, bodily injury or illness, and a $200,000 annual aggregate in property damage. We would be required to obtain additional insurance coverage if we or any sublicensee of ours began using the technology in human clinical trials, administering the technology or any products developed using the technology to humans or manufacturing or distributing it for non-clinical human use. No assurances can be given that we will be able to secure or maintain such insurance.

Termination of our agreements with USC could result in losing access to our RGI-1 extraction method and could delay or suspend our overall commercialization efforts. The failure to maintain the right to license such technology could require us to cease providing product candidates or services utilizing such licensed technology, and therefore, would result in a material adverse effect on our business.

Risks Related To Development, Clinical Testing And Regulatory Approval Of Our Services And Product Candidates

Any loss or suspension of a license; or imposition of a fine, penalties, or changes in regulatory requirements; or failure to obtain regulatory approval or to comply with regulatory requirements; could negatively affect our intended rollout of services and product candidates or continued operations.

The loss of or any significant failure to retain or obtain regulatory approvals, or to comply with any applicable regulatory requirements for the clinical processing laboratories in which our technologies are performed, could result in our being unable to provide services during the period in which the laboratories are not certified or authorized to provide those services. Such laboratories may be required to maintain current certification under the Clinical Laboratory Improvement Amendments of 1988 (CLIA), a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of diagnosis, prevention or treatment of disease. Certain states impose additional regulations on clinical laboratories located in state  or impose regulations on out of state laboratories  that conduct tests o n their residents.

We are subject to CLIA, which is administered by the Centers for Medicare and Medicaid Services (CMS) and extends federal oversight to virtually all clinical laboratories by requiring certification by the federal government or by a federally-approved accreditation agency. CLIA is designed to ensure the quality and reliability of clinical laboratories by mandating specific standards for personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory's CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. If a laboratory is certified as "high complexity" under CLIA, the labo ratory is permitted to obtain analyte specific reagents (ASRs), which are commercially marketed products that function as the building blocks of in vitro diagnostic tests and in-house diagnostic tests known as "home brews." We received our CLIA accreditation certificate as a "high complexity" laboratory in 2007. To renew this certificate, we are subject to survey and inspection every two years as well as the possibility of unannounced surveys at any time. Our CLIA accreditation was last renewed in March 2009.

Our clinical operations are also subject to regulation under state laws. State clinical laboratory laws generally require that laboratories and/or laboratory personnel meet certain qualifications, specify certain quality controls and require maintenance of certain records. For example, California requires that we maintain a state issued license and comply with California standards for our laboratory operations, including the standards for laboratory personnel and quality control. Certain other states, including Rhode Island, Florida, Maryland, New York and Pennsylvania, require that we hold licenses to test specimens from patients residing in those states. Additional states may require similar licenses in the future.  Potential sanctions for violation of these state requirements include significant fines and the suspension or lo ss of various licenses, certificates and authorizations, which could adversely affect our business and results of operations. Finally, we will be subject to regulation in foreign jurisdictions as we seek to expand distribution of our tests internationally, including in Europe and Asia

New product development involves a lengthy, expensive and complex process and we currently have no validated or approved diagnostic candidates. We may be unable to develop or commercialize any of the product candidates we are currently researching. Moreover, even if we develop such candidates, they may be subject to significant regulatory review, approval and other government regulations.

We are currently conducting research and development on the application of our technologies to predict cancer recurrence and the therapeutic benefit of chemotherapy in colon, prostate, lung and other cancers. There can be no assurance that our technologies will be capable of reliably predicting the recurrence of these cancers, or the therapeutic benefit of specific chemotherapies, with the sensitivity and specificity necessary to be clinically and commercially useful, or the therapeutic benefit of specific chemotherapies, or that we can develop and commercialize those technologies at all. New product development involves a lengthy, expensive and complex process and, although we have generated preliminary predictive gene sets, we currently have no fully validated diagnostic candidates. In addition, before we can develop diagnostic tests fo r new cancers and commercialize any new product candidates, we will need to:

•	conduct substantial research and development;

•	conduct validation studies;

•	expend significant funds;

•	develop and scale-up our laboratory processes; and

•	obtain regulatory approval and acceptance of our product candidates.

This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

•	failure of the product at the research or development stage;

•	difficulty in accessing archival tissue specimens, especially tissue specimens from patients with known clinical outcomes; and

•	lack of clinical validation data to support the effectiveness of the product.

Few research and development projects result in commercial products, and perceived viability in early clinical trials often is not replicated in later studies. At any point, we may abandon development of a product candidate or we may be required to expend considerable resources repeating clinical trials, which would adversely impact the timing for generating potential revenues from those product candidates. In addition, as we develop product candidates, we will have to make significant investments in product development, marketing and sales resources.

Complying with numerous laws and regulations pertaining to our expanding business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to a variety of complex federal and state health care laws and regulations including healthcare fraud and abuse laws. These laws include, but not limited to:

•	Medicare billing and payment regulations applicable to clinical laboratories;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal physician self-referral prohibition commonly known as the “Stark Law” and various state law equivalents;

•	the federal Health Insurance Portability and Accountability Act of 1996, or “HIPAA”;

•	various state laws governing patient privacy and data security;

•	Medicare civil money penalty and exclusion requirements;

•	the federal civil and criminal False Claims Act; and

•	state civil and criminal false claims laws.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by regulatory authorities or courts, and their provisions are open to a variety of interpretations.

For example, the federal law commonly known as the Medicare/Medicaid anti-kickback law, and similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend products or services that are paid for under a government healthcare program or by other third party payors. Another federal law, the Ethics in Patient Referral Act of 1989, as amended by the Omnibus Budget and Reconciliation Act of 1993, or the Stark Law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. Many states have also adopted "self-referral" prohibitions similar in many respects to the Stark Law, and such laws may apply to laborator y tests. The application and interpretation of all of these laws are complex and difficult to predict and could constrain our financial and marketing relationships. Violations of these laws could lead to exclusion from healthcare programs, significant civil monetary penalties or even criminal prosecution.

Many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.”  California has a clearly established prohibition against the corporate practice of medicine based primarily on medical practice statutes and case law.  California’s statutes provide that corporations have no professional rights or powers and that a person may not practice medicine without a valid certificate of licensure.  The Medical Board of California has issued a policy statement that defines the contours of the prohibition and explains that the policy behind it is “to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment.”  As a general rule, a corporation in California may not engage in the practice of medicine directly nor may it do so indirectly by employing physicians to perform professional services for those with whom the corporation contracts to furnish such services.

Any action brought against us for violation of these laws or regulations, even if we prevail, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to civil and criminal penalties, damages and fines. We could also be required to refund improperly received payments, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

New federal and state legislation and regulation affecting the healthcare industry could severely restrict our ability to operate our business.

Federal and state regulation of the healthcare industry is rapidly evolving on many levels. Changes to existing and new laws and regulations could significantly impact or even harm our ability to operate our business.

The federal and state governments extensively regulate the privacy and security of patient information and the release of patient records. At the federal level, extensive privacy and security changes have been made under the American Recovery and Reinvestment Act of 2009 (ARRA).  These changes affect “covered entities” or organizations such as ours that are required to comply with HIPAA.  In addition to new compliance measures, ARRA imposes significant new penalties for HIPAA violations.  It also mandates HIPAA audits by the federal government and permits state attorneys general to enforce HIPAA violations impacting patients within a particular state.  At the state level, there are new laws governing data security and the reporting of data breaches.  These laws can apply to com panies such as ours that maintain the personal data of medical patients.  Additional legislation related to the privacy and security of patient information may be proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with existing or any new legislation to which we become subject. Additionally, the cost of defending ourselves in the event of a government investigation or enforcement activity could be prohibitive.

If any of our product candidates or services become subject to FDA review and approval, we believe that complying with those requirements would be time consuming, burdensome and expensive and could delay our introduction of such new products or services. We do believe that our current services are not subject to FDA regulation. We may, however, expand our services or develop product candidates that subject us to FDA regulation or the FDA or the United States Congress may increase the reach of the FDA's regulations to our current product candidates and services. We have no experience in complying with FDA regulations.

Ethical and other concerns surrounding the use of genetic information may adversely affect demand for any of our proposed product candidates.

Although our technology looks at specific genetic information of tumor tissue and not of an entire human being, genetic profiling has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. Many states have implemented genetic testing and genetic privacy laws, and the applicability of these genetic testing laws to pharmacogenomic testing is not clear.  We have structured our compliance efforts based on what we believe to be reasonable interpretations of regulatory requirements.  However, there is no guarantee that the government will agree with our interpretations.  Also, governmental authorities may  further limit,  or regulate the use of genetic testing. Such a scenario could reduce the potential markets for our product candidates, which cou ld materially affect our revenue stream and business.

Changes in healthcare policy could subject us to additional regulatory requirements that may interrupt possible commercialization of our proposed products and increase our costs.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments. We developed our commercialization strategy for our technology based on existing healthcare policies. Changes in healthcare policy, such as the creation of broad limits for diagnostic products in general, could substantially interrupt the sales of future diagnostic tests, increase costs and divert management's attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

Risks Related To Competition And Commercialization Of Our Product Candidates

We are subject to intense scientific and commercial competition, which may impair our ability to commercialize our services and product candidates and gain needed market share.

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Any failure to respond to technological advances and emerging industry standards could impair our ability to attract and retain clients. This industry is characterized by rapid technological change. Our actual and potential competitors in the United States and abroad may include major pharmaceutical, biotechnology, genomic and diagnostic companies such as Clarient, Inc., Caris Diagnostics, and Clinical Data, Inc., large clinical laboratories, universities and other research institutions. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. It is anticip ated that competition will continue to increase due to such factors as the perceived potential for commercial applications of biotechnology and the continued availability of investment capital and government funding for cancer-related research. Our competitors may succeed in developing diagnostic products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.

In addition, we are developing our services and product candidates to impact certain methods for treating cancer. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating cancer, could affect our competitive position and harm our business.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

If we are unable to develop product candidates to keep pace with rapid medical and scientific change, our operating results and competitive position would be harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. For advanced cancer, new chemotherapeutic strategies are being developed that may increase survival time and reduce toxic side effects. These advances require us continuously to develop new product candidates and enhance existing product candidates to keep pace with evolving standards of care. Diagnostic tests that we may develop could become obsolete unless we continually innovate and expand our product to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment's effectiveness. If we are unable to demo nstrate the applicability of our proposed tests to new treatments, then any sales of our tests could decline, which would harm our revenues.

If we are unable to develop new and enhanced product candidates that achieve widespread market acceptance, we may be unable to recoup product development costs, and our earnings and revenue may decline.

Our future ability to operate depends on our ability to broadly market existing technologies and pharmacogenomic testing services, and to develop and introduce new service and product candidates. We expect to commit substantial resources to developing new services and product candidates, as well as to continue marketing the existing services. If the market for these services and products does not develop as anticipated, or demand for our current service and product offerings does not grow or grows more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

If we are unable to support demand for our pharmacogenomic testing services or product candidates, our business may suffer.

We need to meet the market demand including expansion into major healthcare markets outside of the United States for our pharmacogenomic testing services or diagnostic tests in support of the pharmaceutical company clinical trials. If demand for testing services increases, we will be required to implement increases in scale and related processing, client service, billing and systems process improvements, and to expand our internal quality assurance program to support testing on a larger scale. As we expand into the development and commercialization of diagnostic tests, we will also need additional certified laboratory scientists and other scientific and technical personnel. We cannot assure you that any increases in scale, related improvements and quality assurance will be implemented or that appropriate personnel will be available. Failu re to implement necessary procedures or to hire the necessary personnel could result in higher cost of processing or an inability to meet market demand. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand. In addition, if we encounter difficulty meeting market demand for our testing services or diagnostic tests, our reputation could be harmed and our future prospects and our business could suffer.

Risks Related To Our Dependence On Third Parties

If we fail to maintain our strategic relationships with GSK, GSK Bio, or Taiho or fail to establish or maintain other strategic relationships we may be unable to sustain or grow our business.

We depend upon our strategic relationships including our clients GSK, GSK Bio and Taiho to achieve market penetration of our services and product candidates, extend the reach of our services and product candidates to a larger number of participants in the healthcare industry, deploy new services and products and generate additional revenue. As an early-stage company, we have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. Entering into, or sustaining strategic relationships will be made more difficult if any of the following situations occur:

•	current or potential strategic collaborators may decide to compete with us in some or all of our markets;

•	potential strategic collaborators may refuse to establish relationships with us if we have entered into relationships with their competitors; or

•	potential strategic collaborators may be reluctant to work with us until our services and product candidates have obtained widespread market acceptance.

Additionally, GSK, GSK Bio or Taiho may seek to terminate their respective agreements with us under the following circumstances.

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GSK has the right to terminate their agreement with us or any particular study to be performed under the agreement, with or without cause, upon prior written notice to us. Either party may terminate the agreement upon written notice, for uncured material breach or for cause, as defined under the agreement.

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GSK Bio has the right to terminate their agreement with us at any time, upon prior written notice to us. Either party may terminate the agreement: for uncured material breach; if the other party enters into bankruptcy or similar proceedings; or if the other party is unable to perform its obligations under the agreement for a period of more than three months due to force majeure.

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With regard to our agreement with Taiho, either party has the right to terminate the agreement in the event of an uncured material breach by the other party, upon prior written notice; or for cause, as defined under the agreement. Since we do not hold a patent for RGI-1 in Japan, we have agreed to negotiate to adjust Taiho's fee obligations in the event that a third party obtains a patent for similar testing services in Japan and offers those services at a competitive rate. In the event that we cannot reach an agreement Taiho has the right to terminate the agreement upon fulfilling certain notice obligations. In addition, should Taiho terminate the agreement for cause, Taiho retains the right to have Dr. Peter Danenberg and/or Kathleen Danenberg provide the testing services in the same manner as we provide them under the agreement.

If we were to lose any one of our strategic relationships it could have a material impact on our ability to sustain or grow our business.

We rely on microarrays and other products supplied by Affymetrix Inc. (“Affymetrix”) to build the underlying pharmacogenomics data of our databases and to provide our pharmacogenomic testing services. If Affymetrix is unable or unwilling to supply us with the products and licenses, we may need to obtain alternative technologies.

Our continuing ability to build and update the gene expression data that are the foundation of our databases depends in part on the ability of Affymetrix to supply us with adequate quantities of microarrays and other products and to make available licenses of technologies to use such products. We also rely on Affymetrix microarrays to provide our pharmacogenomic testing services. Affymetrix provides us with microarrays, reagents, instrumentation and software under an agreement that was renewed on November 14, 2008. There is no assurance that we can renew that agreement in the future on terms comparable to, or as favorable to us as, the current agreement. If Affymetrix is unable or unwilling to supply us with the products and licenses we require on acceptable terms or if the microarrays are unavailable or defective or otherwise unreliable, we may incur additional database production costs and we may need to obtain alternative technologies. Alternative technologies may not be available to us, or may only be available to us on unfavorable terms. Restricted or curtailed access to such products could cause our business to suffer by preventing or delaying our ability to provide our services or increasing the cost to generate additional content for our microarray databases.

We rely on certain suppliers for some of our laboratory instruments and may not be able to find replacements in the event our supplier no longer supplies that equipment.

We rely principally on three suppliers for certain of our laboratory instruments and reagents: Applied Biosystems Inc. (“Applied Biosystems”), Roche Molecular Systems, Inc. (“Roche”) and Affymetrix. We rely on instrumentation and reagents from Applied Biosystems to generate the vast majority of data for our research projects and our pharmaceutical company service contacts. We rely on Roche to provide the in vitro diagnostics instruments for our assay and reagents. We rely on Affymetrix to supply reagents and instrumentation necessary for research and development of differentially expressed gene sets that will be used in our diagnostic tests. If we were to lose any of these suppliers we would have to identify new suppliers with similar platform instrumentation, capable of supporting our technology. Even if we were t o identify other suppliers, there is no guarantee that we would be able to transfer our technologies to a new platform with comparable results. Moreover, there can be no assurance that we will be able to enter into agreements with such suppliers on a timely basis on acceptable terms, if at all. The loss of any of these suppliers would have a material adverse effect on us.

We rely on third parties for tissue specimens and other materials to obtain pharmacogenomic information. If we are unable to obtain the rights to the pharmacogenomic information, our ability to develop and commercialize a bioinformatics database of pharmacogenomic information will be significantly limited or delayed.

Under standard clinical practice in the United States, tumor biopsies removed from patients are formalin fixed and embedded in paraffin wax and stored. One of our goals is to develop a bioinformatics database of pharmacogenomic information, which relies on our ability to secure access to these archived tumor biopsy specimens, as well as information pertaining to their associated clinical outcomes. We currently obtain archived tumor biopsy specimens from about a dozen clinicians from various universities around the world for our research and development activities, but do not have the rights to the pharmacogenomic information from these specimens. While we intend to enter into written agreements with certain of these clinicians for the rights to the pharmacogenomic information, we currently have no such agreements in place with any of thes e clinicians or their affiliated universities. The process of negotiating rights to archived specimens is lengthy since it typically involves numerous parties and approval levels to resolve complex issues such as tissue ownership and usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership and research parameters. If we are not able to negotiate rights to archived tumor tissue specimens with hospitals and collaborators, or if other laboratories or our competitors secure rights to these specimens before us, our ability to develop and commercialize a bioinformatics database of pharmacogenomic information will be significantly limited or delayed.

Risks Related To Our Operations

Reimbursement levels for our diagnostic services are subject to continuing change and any reductions in reimbursement levels would decrease our revenues and adversely affect our results of operations and financial condition.

Reimbursement to healthcare providers is subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, and other private third party payors. Reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid by governmental payors for our specialized diagnostic services.

Reductions in Medicare's reimbursement rates for pathology services, for which we currently are paid under the Medicare physician fee schedule, would reduce the amount we receive for a substantial portion of our specialized tests. The Medicare physician fee schedule is updated annually and Centers for Medicare and Medicaid Services (CMS), the agency responsible for administering the Medicare program, has made a number of methodological changes to components of the formula used to calculate the payment rate beginning in 2010. These methodological changes have resulted in reductions in the reimbursement for certain pathology services we provide, and future modifications may result in further reduced payment rates.  As of December 1, 2010, the Medicare reimbursement rates for physician services were expected to be reduced by 23% fo r 2011 resulting from the sustainable growth rate formula, which sets a target for Medicare spending on physician services and requires a reduction the following year if actual spending exceeds the target.  Although Congress acted to prevent this reduction, as it has done every year since 2003, there is no guarantee that it will do so after this year.

In addition, some private insurers and other third party payors link their rates to Medicare's reimbursement rates, and a reduction in Medicare reimbursement rates for clinical laboratory and pathology services could result in a corresponding reduction in the reimbursements we receive from such third party payors. Any reductions in reimbursement levels for our specialized diagnostic services would decrease our revenues and adversely affect our results of operations and financial condition.

We depend on key scientific and managerial personnel, including Kathleen Danenberg, for the implementation of our business plan, the loss of whom would impair our ability to compete.

Our success to date in developing our services has resulted primarily from the activities of researchers, including Kathleen Danenberg. Ms. Danenberg is our President, Chief Executive Officer and a director and is a leading researcher and authority in the area of gene expression quantification and paraffin extraction technology. She has developed the proprietary technology and know-how that are the basis for our services and product candidates. We have an employment agreement with Ms. Danenberg for a term of three years. In addition, we maintain key-person insurance on her totaling $7.0 million. Although we maintain key-person life insurance on Ms. Danenberg, her role in our company is sufficiently critical that the insurance would not adequately protect us in the event of her death or incapacity.

In addition to Ms. Danenberg, there are other members of our scientific team and senior management on whom our success depends. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Furthermore, recruiting, retaining and integrating qualified scientific personnel to perform future research and development work will be critical to our ability to execute our business plan. There can be no assurance that we will be able to attract additional and retain existing personnel. The loss of the services of one or more of these key employees could harm our business.

We have our United States operations at a single location and we have limited redundant systems, therefore our operations are vulnerable to loss or interruptions due to unforeseen events.

Our ability to execute our business plan depends on the efficient and uninterrupted operation of the processing and research and development laboratories, which are located in a single geographic area. The laboratory and our database and operational and administrative systems are vulnerable to interruption or loss from fire, flood, earthquake, power loss, telecommunications failure, break-ins, and similar events. Earthquakes are of particular significance since the existing facility is located in Los Angeles, California, an earthquake-prone area. We may not carry sufficient business interruption insurance to compensate us for losses that may occur. If our operations and research and development were curtailed or ceased, it would seriously harm our business.

We are, and expect to continue to be, subject to risks associated with international business activities that could harm our financial condition and results of operations.

We have an existing contract with Taiho, a Japanese pharmaceutical company, for whom we analyze patient specimens for gene expression from FFPE specimens. We also have an ongoing relationship with GSK, a United Kingdom based company. Although we intend to continue our pharmacogenomic testing services business in the United States, we believe that an increasing amount of our future revenue will come from international sales as we expand our testing services business outside of the United States. The success of our international business activities depends upon a number of factors beyond our control.

International sales are subject to a number of other risks, including:

•	reduced protection for intellectual property rights in some countries;

•	export restrictions, trade regulations and foreign tax laws;

•	fluctuating foreign currency exchange rates;

•	foreign certification and regulatory requirements;

•	lengthy payment cycles and difficulty in collecting accounts receivable;

•	customs clearance and shipping delays; and

•	political and economic instability.

Failure in our information technology and storage systems could significantly increase turnaround time, otherwise disrupt our operations, or lead to increased competition by other providers of laboratory services, all of which could reduce our client base and result in lost net revenues.

Information systems are used extensively in virtually all aspects of our business, including laboratory testing, billing, client service, logistics and management of medical data. We have implemented an internally developed software database system that is used to perform tracking, evaluation, and reporting of laboratory specimens as they are analyzed. We also make use of commercial software applications that allow biostatistical analysis of data generated from chip array studies. These systems will also be used in the facilities we expect to develop overseas to ensure that results from sample processing are consistent from location to location. Our ability to execute our business plan depends, in part, on the continued and uninterrupted performance of our information technology systems, or IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data for our pharmaceutical company clients and process other testing orders and deliver results in a timely manner could adversely affect our reputation and result in a loss of clients and net revenues. We are also required to maintain a repository of archive residual specimens and RNA/DNA extracted from these specimens for our pharmaceutical clients for various periods of time specified in our contracts. This requires special storage equipment. Specimen storage equipment consists of lockable cabinets that are catalogued for the storage of paraffin-embedded specimens for our clients. Our database provides locator information in order to retrieve these archived specimens as needed. In addition, we maintain freezers to store frozen tissue specimens. These freezers are monitored via computerized probes on a continuous basis to ensure that temperatures are maintained at levels necessary to keep these specimens frozen. As we seek to expand globally, similar storage systems will be developed at our facilities as necessary to safeguard tissue specimens. Any failure in these storage equipment systems could prevent us from fulfilling these contracts and adversely affect our business, our reputation and result in a loss of clients and net revenues.

As a public company, we must implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

We currently are a company with limited resources and we continue to intend to spend most of our resources on research, development and other operational expenses. However, as a public reporting company, we will incur significant additional costs, which will be material to us and will affect our results of operations. In order to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, we may be required to expand disclosures, accelerate our financial reporting requirements and comply with more complex accounting rules. For instance, compliance with Section 404 of the Sarbanes-Oxley Act and other requirements has increased our costs and required additional management resources. We recently have been upgrading our finance and accounting systems, procedures and controls and will need to continue to implement additional finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements. If we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of the date of our first Form 10-K for which compliance is required in the event we become an accelerated filer with the SEC, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Exchange Act. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline. In addition, we could be delisted from the Nasdaq Capital Market.

If we are able to implement our business strategy, we may grow quickly and substantially. As we continue our research and development of diagnostic tests, our global expansion of our testing services business, and our development and commercialization of pharmacogenomics database we will develop the need for more laboratory space and office space in the United States and in other areas of the world like Europe, China, Japan, and India. As a result, we will need to enhance and establish our finance and accounting systems, and implement additional procedures and controls as we execute our business strategy. This will lead to an increase in our costs and require additional management resources. There can be no assurance that we will be able to raise additional funds or retain additional management resources on terms acceptable to us or at al l, which could have a material effect on our business.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic products. Our product liability insurance is included as part of our professional and general liability coverage and cover us up to $16.0 million annually in potential liability. We believe we carry an adequate amount of product liability insurance, but there can be no assurance that the insurance we carry will provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves and could harm our business. In addition, an injunction against one of our product candidates could harm our business.

The marketing, sale and use of our diagnostic tests and testing services could lead to the filing of product liability claims if someone were to allege that our product failed to perform as it was designed. We may also be subject to liability for errors in the information we provide to clients or for a misunderstanding of, or inappropriate reliance upon, the information we provide. A product liability claim could result in substantial damages and be costly and time consuming for us to defend. We cannot provide assurance that our product liability insurance would protect us from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation, result in the recall of our product candidates, or cause current collaborators to terminate existing agreements and potential collaborators to seek other partners, any of which could impact our results of operations.

Our activities involve hazardous materials and may subject us to environmental liability.

Certain activities of our businesses involve the controlled use of limited quantities of hazardous and radioactive materials and may generate biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or we otherwise fail to comply with applicable regulations, we could lose our permits and/or approvals or be held liable for damages or penalized with fines.

We maintain $1.0 million annually of bound hazardous waste insurance. While we believe this is a reasonable amount of hazardous waste insurance, there can be no assurance that the insurance we carry will provide us with adequate coverage against all potential liabilities.

We believe that we comply in all material respects with currently applicable environmental laws and regulations and do not expect near term material additional capital expenditures for environmental control facilities. However, we may have to incur significant costs in the future to comply with environmental laws and regulations.

Risks Related To Investing In Our Common Stock

Our operating results may fluctuate, which could cause our stock price to decrease.

Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

•	demand by the healthcare industry for pharmacogenomic testing services and diagnostic products;

•	reimbursement decisions by third-party payors and announcements of those decisions;

•	the inclusion or exclusion of our product candidates/services in large clinical trials conducted by others;

•	new or less expensive services and products or new technology introduced or offered by our competitors or us;

•	the level of our development activity conducted for new products, and our ability to commercialize these developments;

•	the level of our spending on our commercialization efforts, licensing and acquisition initiatives, clinical trials, and internal research and development;

•	changes in the U.S. and foreign regulatory environment, including any announcement from the FDA or foreign regulatory bodies regarding their decisions in regulating our activities;

•	changes in recommendations of securities analysts or lack of analyst coverage;

•	failure to meet analyst expectations regarding our operating results;

•	additions or departures of key personnel; and

•	general market conditions.

Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the Nasdaq Capital Market in general, and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If an active, liquid trading market for our common stock is not sustained, you may not be able to sell your shares quickly or at or above the offering price.

An active and liquid trading market for our common stock may not exist or be sustained.  As a result, your ability to resell your shares may be limited. In addition, there is no active trading market for the warrants to be sold hereunder.

Future sales of shares by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares covered hereby, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of December 17, 2010, we had outstanding 18,357,406   shares of common stock, which are available for resale subject to restrictions on affiliates. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

This decline in our stock price could occur even if our business is otherwise doing well.

If we cannot satisfy, or continue to satisfy the Nasdaq Capital Market's listing requirements and other Nasdaq rules, including Nasdaq's director independence requirements, our common stock could be delisted, which could negatively affect the price of our common stock and your ability to sell them.

In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain Nasdaq rules, including those regarding director independence and independent committee requirements, minimum stockholders' equity, minimum share price, and certain corporate governance requirements. On March 4, 2010, we received a notice of deficiency from the Nasdaq Capital Market noting that the Company is no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires the Company’s Board of Directors to be comprised of a majority of independent directors. The non-compliance cited by NASDAQ is the result of Mr. Hubertus Spierings’ resignation from the Company Board of Directors, disclosed in a Report on Form 8-K issued by the Company on February 9, 2010. The Company cured this deficiency on December 1, 2010.

Even after regaining compliance, we may not be able to continue to satisfy the Nasdaq requirements and rules.  If we are unable to satisfy the Nasdaq criteria for maintaining listing, our common stock could be subject to delisting. If our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called "pink sheets" or on the Financial Industry Regulatory Authority, Inc.’s "electronic bulletin board." As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

In addition, the Company is party to (i) a Registration Rights Agreement, dated July 22, 2009, with Lansdowne UK Strategic Investment Master Fund Limited and (ii) a Registration Rights Agreement, dated March 5, 2010, with Lansdowne UK Strategic Investment Master Fund Limited, Steven Becker, Matthew Drapkin, SRB Greenway Opportunity Fund (QP), L.P., SRB Greenway Opportunity Fund, L.P., pursuant to which the Company is obligated to use commercially reasonable efforts to maintain the listing of Company’s common stock on Nasdaq for a period that will terminate on the earlier of the two year anniversary of the signing of the applicable agreement or the date on which the counterparty stockholders have sold all of their shares of common stock.  In the event the Company fails to maintain the listing of Company’s common stock on Nasdaq during the required period, the Company would be in breach of such agreements.  Because these registration rights agreements do not provide for an explicitly stated or defined penalty due upon a breach, the counterparty stockholders thereunder would be entitled to pursue all rights and remedies at law or equity including an injunction or other equitable relief in the event the Company fails to maintain the listing of the Company’s common stock on Nasdaq during the required period.

Anti-takeover provisions in our charter, by-laws and Delaware law and change of control provisions in some of our employment agreements may discourage or prevent a change of control and may make it difficult for you to change our management and may also make a takeover difficult.

Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change in control or in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

In addition, some of our employment agreements provide for accelerated vesting of benefits upon a change of control, which include full vesting of options and cash payments based on salary levels at the time of a change of control. These agreements could discourage or prevent a change in our executive management or a change of control of our company by our stockholders or third parties.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

USE OF PROCEEDS

 Except as described in any prospectus supplement or in any related writing prospectus that we may authorize, we intend to use any net proceeds from the sale of our securities for our operations and for other general corporate purposes, including working capital, development of our molecular diagnostics, research and development activities, and capital expenditures. Pending any specific utilization, the proceeds from the sale of the offered securities may be invested in a manner designed to ensure levels of liquidity which correspond to our current and foreseeable cash needs. Such investments may include, but may not be limited to, short term investments, including government bonds, or other interest bearing investments.

DESCRIPTION OF SECURITIES TO BE REGISTERED

 Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01, 18,357,406 of which are outstanding as of  December 17, 2010 and 5,000,000 shares of preferred stock, par value $0.01, that may be issued from time to time by the Board in one or more series, of which no shares are outstanding of December 17, 2010.

Common Stock

 We have one existing class of common stock.  Holders of our voting common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of common shareholders.  Holders of our common stock do not have cumulative voting  rights.

 The holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine. No holders of our common stock have preemptive rights, other than  Lansdowne Partners Limited Partnership, which has the right to maintain its percentage ownership interests in connection with future issuances of capital stock, subject to various exceptions and limitations, pursuant to a purchase agreement entered  into on July 22, 2009. Shares of our common stock are not convertible or redeemable. Upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

 All issued an outstanding shares of common stock are fully paid an non-assessable.  Any shares of common stock we offer under this prospectus will be fully paid and non-assessable.

 Our common stock is listed on the NASDAQ Capital Market under the symbol “RGDX.”

 American Stock Transfer & Trust Company LLC is our transfer agent for our common stock.

Warrants

 We may offer and sell warrants to purchase common stock either separately or together with the common. The warrants are to be issued under warrant agreements, each to be entered into between us and a bank, trust company or other financial institution, as warrant agent, all as described in the prospectus supplement relating to the particular issue of warrants. The form of warrant agreement, including the form of certificate representing the applicable warrants, that will be entered into with respect to a particular offering of warrants will be filed as an exhibit to a document that is incorporated or deemed to be incorporated by reference in this prospectus. The following description provides certain general terms and provisions of the warrants and the related warrant agreements to which any prospectus supplement may relate and is no t complete. Certain other terms of any warrants and the related warrant agreement will be described in the applicable prospectus supplement. To the extent that any particular terms of any warrants or the related warrant agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement.

General

 Reference is made to the applicable prospectus supplement for the terms of the warrants to be offered, including (where applicable):

•	the title and aggregate number of the applicable warrants;
•	the number of shares of common stock that may be purchased upon exercise of each warrant;
•	the price, or the manner of determining the price, at which the common stock may be purchased upon exercise of each warrant;
•	if other than cash, the property and manner in which the exercise price for the warrants may be paid;
•	any minimum or maximum number of warrants that are exercisable at any one time;
•	the time or times at which, or the period or periods during which, the warrants may be exercised and the expiration date of those warrants;
•	the terms of any mandatory or optional redemption provisions relating to the warrants;
•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;
•	whether the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be separately transferable;
•	the identity of the warrant agent; and
•	any other terms of the warrants.

Exercise of Warrants

 Each warrant will entitle the holder to purchase such number of shares of common stock at such exercise price as shall be set forth, or shall be determinable as set forth, in the applicable prospectus supplement. Warrants may be exercised at the times and in the manner set forth in the applicable prospectus supplement.

 The applicable prospectus supplement will specify how the exercise price of any warrants is to be paid, which may include payment in cash or by surrender of other warrants issued under the same warrant agreement (a so-called “cashless exercise”).  Upon receipt of payment of the exercise price and, if required, the certificate representing the warrants being exercised properly completed and duly executed at the office or agency of the applicable warrant agent or at any other office or agency designated for that purpose, we will promptly deliver the common stock to be delivered upon such exercise.

No Rights as Holders of Shares

 Holders of warrants will not be entitled, by virtue of being such a holder, to vote, consent or receive notice as holders of our outstanding common stock in respect of any meeting of holders of our shares for the election of our directors or any other matter, or to exercise any other rights whatsoever as holders of our common stock, or to receive dividends or distributions, if any, on our common stock.

PLAN OF DISTRIBUTION

 We may sell the shares of our common stock and warrants in any one or more of the following ways from time to time: (1) through agents; (2) to or through underwriters; (3) through brokers or dealers; (4) directly by us to purchasers, including through a specific bidding, auction or other process; or (5) through a combination of any of these methods of sale.  The applicable prospectus supplement and/or other offering materials will contain the terms of the transaction, name or names of any underwriters, dealers or agents and the respective amounts of shares and warrants underwritten or purchased by them, the initial public offering price of the shares and warrants, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers and agents participating in the distribut ion of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The shares and warrants may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase shares and warrants may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the shares so offered and sold.

If underwriters are utilized in the sale of any shares and warrants in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

The shares and warrants may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters.  If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement and/or other offering material, the obligations of the underwriters are subject to certain conditions precedent, and the underwriters will be obligated to purchase all such shares and warrants if they purchase any of them.

If a dealer is utilized in the sale of the shares and warrants  in respect of which this prospectus is delivered, we will sell such shares and warrants to the dealer, as principal. The dealer may then resell such shares and warrants to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares and warrants as agent but may position and resell as principal to facilitate the transaction or in cross-trades, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares and warrants so offered and sold.

Offers to purchase shares and warrants may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement and/or other offering materials, we may authorize agents and underwriters to solicit offers by certain institutions to purchase shares and warrants  from us at the public offering price set forth in the applicable prospectus supplement and/or other offering material pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement and/or other offering material. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement and/or other offering material.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement and/or other offering material.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions.  Those activities may cause the price of the secur ities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

To comply with the securities laws of certain states, if applicable, the shares of common stock and warrants offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Any agents and underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the securities on the NASDAQ Capital Market in accordance with Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.  Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement or free writing prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock and warrants offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Willkie Farr & Gallagher LLP, New York, New York.  If the validity of any shares of common stock and warrants is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements as of December 31, 2009 and for the year then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2008 and for the year then ended appearing in Response Genetics, Inc.’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008, have been audited by SingerLewak LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the common stock being offered pursuant to this prospectus.  This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement.  For further information about us and the shares of common stock offered pursuant to this prospectus, you should refer to the registration statement and its exhibits.

Our annual reports on Form 10-K, along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of our website as soon as reasonably practicable after we file such materials with, or furnish them to, the SEC. Our website is located at http://www.responsegenetics.com . The information on our website is not part of this or any other report that we file with, or furnish to, the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial filing of this registration statement and prior to effectiveness of this registration statement and after the date of thi s prospectus and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

(1)    Our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 19, 2010, February 9, 2010, March 8, 2010, March 10, 2010,  March 29, 2010, May 5, 2010, June 16, 2010, July 19, 2010, August 5, 2010, September16, 2010, September 21, 2010, October 26, 2010 and November 4, 2010 ;

(2)    Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

(3)    Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 20, 2010;

(4)    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, filed with the SEC on May 14, 2010, June 30, 2010, filed with the SEC on August 10, 2010, and September 30, 2010, filed with the SEC on November 9, 2010;

(5)    The description of our common shares set forth in our registration statement filed under the Exchange Act on Form SB-2 (File No. 333-139534) as filed with the SEC on December 21, 2006, as amended, including any amendment or report for the purpose of updating such description.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits) call or write us at the following address: Response Genetics, Inc., 1640 Marengo St., 6th Floor, Los Angeles, CA 90033, (323) 224-3900.

You should rely only on the information incorporated by reference or provided in this prospectus.  We have not authorized anyone else to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.